Exhibit 99.1
NEWS RELEASE
For Immediate Release

November 10, 2005

Northwest Bancorp, Inc.
100 Liberty Street
Warren, PA  16365

CONTACT:        William J. Wagner, President and Chief Executive Officer
                  Northwest Bancorp, Inc.  814.726.2140
                William W. Harvey, SVP and Chief Financial Officer
                  Northwest Bancorp, Inc. 814.726.2140

          Northwest Bancorp Signs Letters of Intent for $100 Million in
                          Trust Preferred Securities;
             Anticipates It Will Call Current Outstanding Issues in
                        December, 2006 and January, 2007

WARREN, PA - Northwest Bancorp, Inc. (Nasdaq: NWSB) today announced that it has executed two separate letters of intent for the issuance of an aggregate of $100 million in trust preferred securities to be issued in private offerings through two special purpose entities. Each trust preferred issue of $50 million is expected to bear interest at a floating rate of 138 basis points over three-month LIBOR, reset quarterly. It is anticipated that these issues will close in late November of this year.

The Company currently anticipates that the proceeds from the sale of these private offerings will be used to redeem the Company's two currently outstanding issues of trust preferred securities. The first issue, Northwest Capital Trust I, has 2,760,000 publicly traded shares of cumulative trust preferred securities with $25 par value, or $69 million in the aggregate, bearing interest at a fixed rate of 8.75%. These securities are callable on or after December 31, 2006. The second issue, Northwest Bancorp Statutory Trust I, has privately issued 30,000 cumulative trust preferred securities with $1,000 par value, or $30 million in the aggregate, bearing interest at a floating rate, equal to three month LIBOR plus 3.60%, reset quarterly. These securities are callable on or after December 18, 2006. The Company also disclosed that, should they choose to redeem the existing trust preferred securities, they would be required to immediately expense the deferred costs associated with these securities. The expenses to be recorded under this scenario would be approximately $750,000, before tax, in the quarter ended December 31, 2006 and approximately $2,250,000, before tax, in the quarter ended March 31, 2007.

In making the announcement, the Company noted that the Board of Directors and management of Northwest determined that the current spreads over LIBOR for trust preferred securities are at relatively low levels and that it makes economic sense for the Company to capitalize on these favorable market conditions. Northwest Bancorp anticipates investing the proceeds from the offerings in securities in the short term, pending likely redemption of the two outstanding issues in late 2006 and early 2007.

                                    * * * * *

In addition to historical information, this release may contain certain forward-looking statements that are based on assumptions and information currently available to management. These forward-looking statements are subject to various risks and uncertainties including, but not limited to, economic, regulatory, competitive and other factors affecting the Company and its operations. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results may differ materially form those expressed or implied. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.